EXHIBIT 99.4

CONSENT OF BEAR, STEARNS & CO. INC.

     We hereby consent to (i) the inclusion of our opinion letter, dated May 19, 2004, to the Board of Directors of Advanced Fibre Communications, Inc. (“AFC”) as Annex C to the Joint Proxy Statement/Prospectus of Tellabs, Inc. (“Tellabs”) and AFC relating to the merger involving Tellabs and AFC and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—AFC’s Financial Advisor Delivered its Opinion to the AFC Board of Directors to the Effect that, as of May 19, 2004, the Merger Consideration Was Fair, from a Financial Point of View, to the AFC Stockholders,” “The Proposed Merger—Recommendation of AFC Board; AFC’s Reasons for the Merger” and “The Proposed Merger—Opinion of AFC’s Financial Advisor, “ of the Joint Proxy Statement/Prospectus of Tellabs and AFC which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Edward Rimland

New York, New York
June 23, 2004